                                                           Exhibit 12
                                                           ----------

                             CONRAIL INC.
                             -----------
        COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
        ------------------------------------------------------
                            ($ In Millions)

                                                  Quarters ended
                                                     March 31,
                                                  --------------
                                                  1995      1994
                                                  ----      ----
    Earnings
    --------
      Pre-tax income (loss)                       $ 91     $(53)
        Add:
          Interest expense                          48       47
          Rental expense interest factor            14        9
        Less equity in undistributed earnings
         of 20-50% owned companies                  (5)     (3)
                                                  ----     ----
    Earnings available for fixed charges           148       -
                                                  ====     ====

    Fixed charges
    -------------
      Interest expense                              48       47
      Rental expense interest factor                14        9
                                                  ----     ----
    Fixed charges                                 $ 62     $ 56
                                                  ====     ====

    Ratio of earnings to fixed charges            2.39x      -

    For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor. After the one-time charge in the first quarter of 1994, earnings were insufficient by $56 million to cover fixed charges for the quarter.

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